Exhibit 4.41

AGREEMENT TO CONVERTIBLE PROMISSORY NOTE

This AGREEMENT TO CONVERTIBLE PROMISSORY NOTE (this “Agreement”), dated July 23, 2020 (the “Execution Date”), is entered into by and between Uxin Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”) and PacificBridge Asset Management, acting in its capacity as the fund manager of PacificBridge Diamond CB Fund 1, PacificBridge Diamond CB Fund 2, PacificBridge Sapphire CB Fund 1 and PacificBridge Sapphire CB Fund 2 (collectively, “PacificBridge”).

WHEREAS, each of the undersigned entered into certain Convertible Note Purchase Agreement dated July 12, 2019 (the “Note Purchase Agreement”); and

WHEREAS, the Company issued two Convertible Promissory Notes pursuant to the Note Purchase Agreement on July 12, 2019, respectively to each of PacificBridge Diamond CB Fund 1 and PacificBridge Diamond CB Fund 2 (the “Notes”).

Capitalized terms used and note defined in this Agreement shall have the meanings given to them in the Convertible Note Purchase Agreement, unless the context requires otherwise.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned agrees as follows:

1.    Acknowledgement. It is acknowledged that the convertible promissory note under the Notes have been due on July 12, 2020.

2.    Conversion.

(i)        Notwithstanding anything to the contrary under the Note Purchase Agreement and the Notes, the Company and each of the Purchaser agree that all of the Principal Amounts under each of the Notes plus the accrued interest thereon (being US$6,820,000 for PacificBridge Diamond CB Fund 1 and US$1,650,000 for PacificBridge Diamond CB Fund 2) shall be converted into certain Conversion Shares at the Conversion Price.

(ii)       Notwithstanding anything to the contrary under the Note Purchase Agreement and the Notes, the applicable Conversion Price of the Notes shall be volume weighed average stock price for Class A Ordinary Shares in the Company of the thirty (30) trading days prior to the Execution Date multiplied by 0.78, being US$0.4035 per Class A Ordinary Share. The number of Conversion Shares to be issued upon conversion of all Notes shall be equal to the quotient obtained by dividing the aggregate Principal Amount under the Notes and the accrued interest thereon by the Conversion Price, details of which are set forth on Schedule 1.

(iii)      Unless as otherwise provided herein, the Company shall at its expense take all actions and execute all documents necessary to effect the issuance of all the

Conversion Shares under the above Section 2(ii) (including giving all necessary instructions to update the register of members to effect such issuance) within three (3) Business Days of the Execution Date, and deliver to the designated entity of each of the Purchasers, upon surrender of the Notes, a certificate or certificates for such number of the Conversion Shares issuable upon such conversion as set forth opposite the name of each Purchaser in Schedule 1 hereunder and the updated register of members of the Company indicating that the designated entity of each of the Purchasers is the holder of such Conversion Shares.

(iv)      Notwithstanding the foregoing, the Company shall not be required to issue or deliver the Conversion Shares until each of the Purchasers has surrendered its respective Note to the Company and has taken or cause their designated entity to take all necessary actions requested by the Company to facilitate the conversion.

(v)       Upon due conversion in full of the Notes into the Conversion Shares pursuant to and in accordance with the above, any and all payment and other obligations of the Company under the Notes and the Note Purchase Agreement shall be fully discharged.

3.    Waiver. Notwithstanding anything to the contrary under the Note Purchase Agreement and the Notes, PacificBridge agrees to waive the Company’s obligation to pay all amounts payable on or in respect of the Notes and to waive all of its current and future claims and its right to claim of any nature whatsoever against the Company and any affiliate of the Company through litigation, arbitration or any other manner arising out of or in connection with the Note Purchase Agreement and the Notes; provided, that the Notes shall be converted in full in accordance with Section 2 hereunder.

4.    Effectiveness. This Agreement shall become effective immediately on the date hereof.

5.    Entire Agreement. This Agreement, and the documents referred to in it, constitutes the entire agreement, and supersedes any previous agreement, between the parties in relation to the subject matter of this Agreement. Except as expressly amended pursuant to this Agreement or otherwise provided, all terms and conditions of the Note Purchase Agreement and the Notes shall remain unchanged and shall continue in full force and effect.

6.    Further Assurance. Each of the undersigned hereby agrees to execute and deliver all such other and additional instruments and documents and do all such other acts and things as may be necessary or appropriate to effect this Agreement.

7.    Miscellaneous. Section 7.2 (Governing Law; Dispute Resolution), Section 7.6 (Notices), 7.8 (Severability), 7.10 (Confidentiality), 7.13 (Headings) and 7.14 (Counterparts) of the Note Purchase Agreement are hereby incorporated into this Agreement, mutatis mutandis.

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IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement on the date and year first above written.

Uxin Limited

By:	/s/ Kun Dai
Name:	Kun Dai
Title:	Director

[SIGNATURE PAGE TO AGREEMENT TO CONVERTIBLE PROMISSORY NOTE]

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement on the date and year first above written.

PacificBridge Asseet Management, acting in
its capacity as the fund manager of the
Purchasers

By:	/s/ D.K. LEE
Name:	D.K. LEE
Title:	CEO

[SIGNATURE PAGE TO AGREEMENT TO CONVERTIBLE PROMISSORY NOTE]

SCHEDULE 1

Name of the Purchaser	Number of Conversion Shares
PacificBridge Diamond CB Fund 1	16,903,955
PacificBridge Diamond CB Fund 2	4,089,667

SCHEDULE